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                                                                   EXHIBIT 10.2


                            BAXTER INTERNATIONAL INC.
                STOCK OPTION PLAN ADOPTED EFFECTIVE JUNE 15, 1994
                              TERMS AND CONDITIONS

1.   PURPOSE
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This Stock Option Plan ("Plan") is adopted pursuant to the Baxter International
Inc. 1994 Incentive Compensation Program ("Program") for the purposes stated in the Program.

2.   PARTICIPANTS
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Participants in this Plan ("Optionee") shall be full-time, valued employees of
Baxter International Inc. or its subsidiaries ("Company") who have been selected by the Committee, as defined in the Program ("Committee"), and to whom the Committee makes an award of an option ("Option") under this Plan.

3.   AWARDS
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Each Option shall consist of a Stock Option as defined in the Program and is granted under the terms and conditions contained in the Program and this Plan. To the extent that any of the terms and conditions contained in this Plan are inconsistent with the Program, the terms of the Program shall control. Terms defined in the Program shall have the same meaning in these terms and conditions. The Option is not intended to qualify as an Incentive Stock Option within the meaning of section 422 of the United States Internal Revenue Code. Residents of the United Kingdom are also subject to the Baxter International Inc. Rules of the Baxter International United Kingdom Stock Option Plan (including without limitation the terms of Rule 11).

4.   VESTING, EXERCISE AND EXPIRATION
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The vesting, exercise and expiration provisions are different for the two groups of Optionees identified on Exhibit 1 to the minutes of the Compensation
Committee meeting held on June 15, 1994. For the Group A participants, the vesting, exercise and expiration provisions are as follows:

The Option becomes vested on the Date of Grant (as defined in the resolutions of the committee pursuant to which the Option was granted). When vested and until it expires, the Option may be exercised in whole or in part in the manner specified by the Stockholder Services Department of Baxter International Inc., subject to the following limitations. No Option may be exercised for fewer than 5,000 shares, and to the extent

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an Option for more than 5,000 shares is exercised in part, it must be exercised in multiples of 1,000 shares. The exercise price may be paid only in cash. Any portion of the Option which is not exercised on the Date of Grant shall expire on the Date of Grant.

In addition, the Group A participants are subject to the provisions of the Baxter International Inc. Shared Investment Plan.

For the Group B participants, the vesting, exercise and expiration provisions are as follows:

4.1 The Option becomes vested five years from the date of grant, subject to acceleration in accordance with the following. Fifty percent of the Option shall become vested on the first Business Day (as defined in section 4.4) after the ninetieth consecutive calendar day during which the average Fair Market Value (as defined in the Program) of the Common Stock (as defined in the Program) equals or exceeds $40.00 per share. The remaining fifty percent of the Option shall become vested on the first Business Day after the ninetieth consecutive calendar day during which the average Fair Market Value of the Common Stock equals or exceeds $50.00 per share. The Option shall not vest more than one year after the Optionee's employment is terminated by retirement at or after age 55 but shall otherwise continue to vest until the Option expires pursuant to section 4.4.

4.2 When vested and until it expires, the Option may be exercised in whole or in part in the manner specified by the Stockholder Services Department of Baxter International Inc. If exercised in part, the Option must be exercised in installments consisting of at least 100 shares or, if options for less than 100 shares are then exercisable, for the number of shares then exercisable. Shares of Common Stock may not be used to pay the exercise price of the Option unless certificates representing such shares have been issued and are delivered by the Optionee in accordance with the requirements specified by the Stockholder Services Department. Residents of the United Kingdom may not use shares of Common Stock to pay the exercise price of the Option in any circumstances.

4.3 If the Optionee's employment by the Company is terminated by death or disability more than 12 months after the date on which the Option is granted, the Optionee or the Optionee's legal representative or the person or persons to whom the Optionee's rights under the Option are transferred by will or the laws of descent and distribution shall have the right to exercise the Option until it expires in accordance with its terms with respect to all or any part of the shares remaining subject to the Option (whether or not such shares were purchasable by the Optionee under section 4.1 at the time of death.)

4.4 The Option shall expire at the close of business on the earlier of a date determined as follows or, if such date is not a Business Day, then the last Business

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Day preceding such date:  i) one year after the date on which employment of the
Optionee by the Company shall have been terminated by his death or disability;
(ii) five years after the date on which employment of the Optionee by the Company shall have been terminated by retirement at or after age 55; (iii) three months after the date on which employment of the Optionee by the Company shall have terminated except as provided in subsection 4.4(i) and (ii), unless the Optionee dies or becomes disabled during said three-month period, in which case the relevant date shall be one year after the termination; or (iv) ten years from the date on which the Option was granted. "Business Day" shall mean any day, other than Saturday or Sunday, when the corporate headquarters of the Company is open for the transaction of business and when the Common Stock is traded on the New York Stock Exchange. A transfer of an Optionee from employment by one corporation to another among Baxter International Inc. and its subsidiaries, or a transfer of an Optionee to employment by another corporation which assumes the Option or issues a substitute option in a transaction to which section 424 of the Internal Revenue Code applies, shall not be considered a termination of employment for purposes of the Option.